Delisting Determination, The Nasdaq Stock Market, LLC, March 5, 2025,
Iris Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Iris Acquisition Corp.
effective at the opening of the trading session on March 17, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on March 5, 2024.
On March 12, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
On May 9, 2024, the hearing was held. The Panel issued a Decision (Decision) that granted the Company's request to remain listed on the Exchange subject to exceptions. The Decision was dated May 21, 2024. On August 21, 2024,
Staff issued an additional determination delist letter. On September 4, 2024, the Panel approved to suspend the Company from the Exchange. The Company securities were suspended on September 6, 2024. The Staff determination to delist the Company securities became final on October 21, 2024.